UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2004

TOREADOR RESOURCES CORPORATION
(Exact name of registrant as specified in charter)

Delaware	0-02517	75-0991164
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

4809 Cole Avenue, Suite 108		75205
Dallas, Texas		(Zip Code)
(Address of principal
executive offices)

        Registrant’s telephone number, including area code: (214) 559-3933

Not Applicable
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

Below is a press release issued by Toreador on April 19, 2004. The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

TOREADOR INCREASES 2004 CAPITAL SPENDING
BUDGET, UPDATES OPERATIONAL ACTIVITIES

Management Makes Presentation at
IPAA Oil & Gas Investment Symposium April 21

        DALLAS, TEXAS – (April 19, 2004) – Toreador Resources Corporation (NASDAQ: TRGL; TSX: TRX) will discuss highlights of its 2004 operations plan during its presentation April 21 at the Independent Petroleum Association of America’s Oil & Gas Symposium in New York.

        G. Thomas Graves III, Toreador President and Chief Executive Officer, Douglas W. Weir, Senior Vice President and Chief Financial Officer, and Michael J. FitzGerald, Senior Vice President — Exploration and Production, will provide an update of Toreador’s 2004 activities, which will primarily focus on work in exploration and development projects in Turkey and France.

        As previously reported, Toreador’s sale of its U.S. mineral and royalty assets in January 2004 for approximately $45.0 million allows the company to accelerate its international activities.

        Toreador has increased its 2004 budget for capital expenditures from approximately $7.0 million to about $9.0 million due to additional infrastructure costs for its Paris Basin fields in France, spending for development drilling on its U.S. nonoperated working-interest properties and incremental costs for the Ayazli-1 well in the Turkish Black Sea. The company still anticipates the majority of the funds will be allocated to activities in Turkey and France.

        Toreador plans to fund its spending primarily with net cash flow from operating activities, which it estimates will be about $6.0 million in 2004, as well as with excess proceeds from its U.S. asset sale and funds procured from drilling partners or external capital sources.

        “Our exploration and development activities in France this year alone could add as much as five million barrels to proved reserves, a 35% increase over total company reserve levels at January 1, 2004,” said Graves. “Our exploration program in France and Turkey includes attractive prospects that will provide significant upside potential if our exploratory drilling is successful.”

        As previously reported, Toreador believes its 2004 exploitation work in France alone will enable it to replace the daily production of approximately 675 barrels of oil per day (BOPD) related to the sale of its domestic mineral and royalty portfolio in January 2004 by the beginning of 2005. Since January 1, 2004, the company’s extensive rehabilitation program in France has increased production about 200 BOPD, bringing current production to 1,800 BOPD.

        Toreador’s IPAA presentation will be archived on the company’s web site, www.toreador.net. A copy of the presentation may be requested by calling the company toll-free at 1-800-966-2141.

Turkey

        Toreador’s first exploratory well in the western Black Sea, the Ayazli-1, will be spudded in July 2004 in water depths of approximately 250 feet. The company has selected the Ayazli prospect from among six distinct gas prospects identified to date and estimates drilling costs will be about $4.5 million. It is expected that a second wildcat well will be drilled in 2005. Per-prospect reserve potential in this frontier area ranges from 100 billion cubic feet to 1 trillion cubic feet of gas.

        The primary objective of the Ayazli-1 well is a Tertiary gas sand that tested 3.7 million cubic feet per day in a nearby well. The secondary objective is a Mesozoic oil zone that was indicated on logs in the same well. Toreador tentatively estimates that drilling and development costs to fully exploit the Ayazli prospect will be about $80-$100 million.

        The Turkish national oil company, TPAO, will be carried on the Ayazli-1 well and has an option to participate in additional wells on Toreador’s Black Sea prospects for a 51% working interest. Toreador is the operator of and holds a 49% working interest in eight Black Sea permits that comprise about 960,000 acres.

        TPAO also plans to drill the Cendere-20 development well in the second quarter of 2004. The Cendere Field, where Toreador holds a 19.6% working interest in most wells, is located in south central Turkey.

        Toreador is continuing to negotiate for a rig to drill an exploratory oil well in 2004 on its Calgan permit south of the Zeynel Field, also in south central Turkey. The company estimates the Calgan well will test a 5-10 million barrel prospect. Toreador has a 100% interest in the Calgan permit and is negotiating with a potential partner to participate in the prospect. Drilling of another prospect east of Calgan depends on the initial drilling success encountered on the Calgan permit.

France

        In 2004, Toreador has undertaken a $5-$6 million exploration and development program in France that should effectively recoup the daily production from the sale of its U.S. mineral and royalty assets in January 2004 and increase proved reserves.

        The company is in the midst of an extensive rehabilitation project in the four-field Neocomian complex, which includes the drilling of multiple sidetrack and development wells. It also includes a multi-well workover program, which is about 50% complete. The company also anticipates drilling a multi-zone horizontal development well in the Charmottes Field. A successful horizontal well in the Charmottes Field would confirm three additional locations for similar wells. Toreador is the operator and 100% owner of the Neocomian and Charmottes fields.

        Toreador plans to drill three to five exploratory wells on its 183,000-acre Courtenay permit. The company’s initial geological and geophysical analysis indicates the Neocomian producing trend continues onto this permit. Several wells drilled on the permit by other operators in the 1970s and 1980s tested oil in the Cretaceous and Jurassic formations. Toreador operates and is 100% owner of the Courtenay permit.

        In addition, Toreador has a 100% interest in the Aufferville and Nemours permits for an initial four-year exploration period. The company anticipates drilling in these areas in 2005.

Romania

        Toreador plans to begin rehabilitation work on the 1,325-acre Fauresti Block with the re-entry of four to eight wells during the second half of 2004. The block is productive from the Dogger formation at depths of about 8,000 feet. The Fauresti Field license produced approximately 15.5 million barrels of oil equivalent before the government oil company suspended operations in 1999. The company also plans to reprocess seismic information on the Fauresti Block and acquire and evaluate geological and geophysical data on the Viperesti and Moinesti blocks.

        Toreador is 100% owner and operator of these Romanian concessions.

United States

        Toreador has acquired a 10% working interest in a Hosston sands prospect in southern Mississippi. The first exploratory well on the prospect, which is expected to be spudded during the second half of 2004, will target the Hosston sands at a depth of about 14,500 feet. The prospect’s reserve potential is 12-16 billion cubic feet of natural gas to the company’s interest. Toreador’s investment in the prospect is indicative of its strategy to participate in select domestic exploratory wells and pursue nonoperated working-interest acquisition opportunities.

ABOUT TOREADOR

        Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas and crude oil. The company holds interests in developed and undeveloped oil and gas properties in France, Romania, Turkey and Trinidad, West Indies. In the United States, Toreador owns working interests primarily in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.

        Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission (SEC). The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Cautionary Notes to Investors — The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Toreador uses the term “potential reserves” in this news release, which the SEC’s guidelines strictly prohibit it from including in filings with the SEC. Investors are urged to also consider closely the disclosure in Toreador’s Form 10-K for the fiscal year ended December 31, 2003, available from the company by calling 214.559.3933 or 800.966.2141. This form also can be obtained from the SEC at www.sec.gov.

        The term “potential,” when referring to Toreador’s reserves, represents Toreador management’s current belief or judgment, based on information available to it, regarding the potential reserves that could be recovered or could be recoverable. These numbers should not be viewed as reliable for the purposes of estimating Toreador’s reserves or its prospects. Additionally, the term “potential” has no engineering significance and is not related to the term “possible” as that term may be used by the Society of Petroleum Engineers.

_________________

CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO
Crystal C. Bell, Investor Relations
214-559-3933 or 800-966-2141

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 20, 2004	TOREADOR RESOURCES CORPORATION By: /s/ G. Thomas Graves III G. Thomas Graves III, President and CEO